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Exhibit 10.6

FORCE PROTECTION, INC. 9801 Highway 78, Bldg #3 Ladson, SC 29456	Tel (843) 740-7015 Fax (843) 740-1973 www.forceprotection.net

November 15, 2004

To:
R. Scott Ervin
4606 Horseshoe Bend
Austin Texas 78731

Re:
Employment Letter

Dear Scott:

        I am pleased to confirm your employment as part of the Force Protection management team on the following terms:

Title:	General Counsel (Vice President Legal). Scope of duties attached.
Compensation:
Salary:	$118,000 per year, paid bi-weekly (based on an alternating work schedule of three weeks on and one week off, i.e., 75% of full time.)
Benefits:	Health insurance and other benefits according to the Company's standard benefits package in effect from time-to-time.
Other:	Relocation Expense of $15,000 500,000 common shares + 4 Series "C" Performance Bonus at the discretion of the Board of Directors Eligible for Company Stock Incentive program
Start Date:	Aug. 9, 2004

Employment Terms:

        Your position will be with Force Protection, Inc. (jointly with its subsidiary Technical Solutions Group, Inc. referred to as the "Company") and you will have a primary office at the Company's facility in Ladson, South Carolina, it being understood and agreed that you will have also have the discretion to perform your duties from your office in Austin Texas.

        In consideration of your employment, you agree to the following:

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  You agree to be bound by and comply with the provisions of the Company Employee Handbook (as amended from time to time) and our Code of Ethics & Conduct.

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  You agree at all times to protect the Company's best interests and to perform your duties in a diligent and professional manner. You owe a duty of loyalty to the Company and agree not to work for any third parties without the Company's express approval.

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  You agree to treat all Company information and trade secrets as confidential, and agree not to use for your own purposes or disclose such information to outside third parties.

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  You agree that work you perform for the Company shall be "work for hire" and that the Company shall own all the results of your work, including all intellectual property rights arising out of or from such work.

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  You agree to execute such additional documents as the Company may require from time to time in connection with any of the foregoing matters or as part of the Company's standard policies & procedures, including our "Non-Disclosure Agreement." You acknowledge that such agreements shall be deemed to be a part of your employment agreement, and that the conditions of such agreements may bind you beyond the period of your employment.

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  You understand and agree that this employment agreement is "at will," and can be terminated by you or the Company at any time and for any reason without payment of severance compensation or other termination damages.

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  You agree that this agreement may be transferred by the Company in connection with any merger, acquisition, reorganization or restructuring and that it is subject to the jurisdiction and laws of the State of South Carolina.

        We are extremely pleased to confirm this offer and look forward to your contribution to our Company. If the foregoing is acceptable to you, I would ask that you kindly sign below and return a copy of this letter to me.

Regards,

Sincerely yours,

/s/ GALE AGUILAR Force Protection, Inc.	Accepted and Agreed:
	By:	/s/ R. SCOTT ERVIN
Name: R. Scott Ervin

 Scope of Duties
General Counsel

        The General Counsel shall report to the Board of Directors and the CEO.

        The scope of duties for your position shall include managing the Company's legal affairs (and those of its affiliates and subsidiaries), including:

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  Acting as the Company's primary legal counsel, with responsibility generally to oversee all legal matters to ensure their proper handling and resolution, and in connection therewith to develop and manage the Company's legal department.

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  Providing information to the Company's officers and employees in response to general inquiries regarding the Company's legal matters. For the avoidance of doubt, such duty in these regards is to act on behalf of the Company and not on behalf of any director, officer or employee personally. The General Counsel shall not render advice to any director, officer or employee in connection with any personal matter or in connection with any matter contrary to the Company's interests.

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  Providing advice and assistance in connection with the Company's routine legal matters such as reviewing and/or drafting contracts and other legal documents and providing legal support to business negotiations and transactions.

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  Providing corporate "housekeeping" services to the Company and its subsidiaries as the Corporate Secretary, maintaining Minutes of Meetings, Resolutions and other corporate "books," and filing such corporate documents as may be necessary to maintain the Company in good standing and in compliance with applicable corporate regulations.

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  Overseeing and managing legal claims and proceedings involving the Company, carrying out such investigation as may be necessary to assess their validity and the Company's potential liability, and making recommendations regarding the prosecution, defense, settlement or other disposition of them. If appropriate, the General Counsel may represent the Company directly in such matters.

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  Coordinating the activities of the Company's outside legal counsel, including litigation counsel, securities counsel and local South Carolina counsel. In this capacity the General Counsel shall undertake to ensure the efficient use of outside counsel, directing their work efforts, monitoring their performance and reviewing their billings.

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  Undertaking to develop and implement policies to ensure compliance by the Company and its directors, officers and employees with all applicable laws and regulations, including for example, SEC rules relating to stock purchases and sales and federal and state employment regulations.

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  Providing advice and assistance to the CEO as follows:

          Counsel & Assist the CEO

            Protection of Shareholder Interests

            Protection of Company Assets

            Protection of Management ("Compliance")

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  Providing advice and assistance to the CFO as follows:

          Counsel & Assist the CFO

            Contracting Support

            Liability Management

            Labor Relations

            Code of Conduct & Ethics

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  Providing such other legal services as the Company may request from time to time.

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  Exhibit 10.6
Scope of Duties General Counsel